(As filed August 26, 1999)
                                                                File No. 70-9455

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------
                                 Amendment No. 4
                                       on
                                   FORM U-1/A
                                       to
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           ALLIANT ENERGY CORPORATION
                    (FORMERLY INTERSTATE ENERGY CORPORATION)
                         ALLIANT ENERGY RESOURCES, INC.
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
              -----------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)
              -----------------------------------------------------

                       Erroll B. Davis, Jr., President and
                             Chief Executive Officer
                          Interstate Energy Corporation
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                     (Name and address of agent for service)

                The Commission is requested to send copies of all
              notices, orders and communications in connection with
                       this Application or Declaration to:

           Barbara J. Swan, General Counsel   William T. Baker, Jr., Esq.
           Alliant Energy Corporation         Thelen Reid & Priest LLP
           222 West Washington Avenue         40 West 57th Street
           Madison, Wisconsin 53703           New York, New York 10019


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         The Application or Declaration filed in this proceeding on February 18,
1999, as amended by Amendment Nos. 1, 2, and 3 dated April 20, 1999, June 1, 1999, and July 30, 1999, respectively, is hereby further amended as follows:

         ITEM 6 - EXHIBITS AND FINANCIAL STATEMENTS is supplemented with the
                  ---------------------------------
filing of a revised Exhibit F Opinion of Counsel.

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement amending the Application or Declaration filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                            ALLIANT ENERGY CORPORATION

                                            By:____________________________
                                               Name:    Erroll B. Davis
                                               Title:   President and Chief
                                                        Executive Officer


                                            ALLIANT ENERGY RESOURCES, INC.


                                            By:___________________________
                                               Name:    James E. Hoffman
                                               Title:   President
Date:    August 26, 1999



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